Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Advanced Tissue Sciences, Inc. for the registration of 4,500,000 shares of common stock and related stock options under the Company’s 1997 Stock Incentive Plan, of our report dated January 29, 2002, with respect to the consolidated financial statements of Advanced Tissue Sciences, Inc., and our report dated January 18, 2002, with respect to the combined financial statements of the Dermagraft Joint Venture included in the Annual Report (Form 10-K) of Advanced Tissue Sciences, Inc. for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG
ERNST & YOUNG LLP

San Diego, California
June 19, 2002